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                                                                   EXHIBIT 17(i)



May 24, 2002

LETTER TO THE BOARD OF DIRECTORS
DAC TECHNOLOGIES GROUP INTERNATIONAL
1601 Westpark Drive
Suite 4C
Little Rock, Arkansas 72204

Dear Sirs:

I hereby resign from my position as Chief Executive Officer, President and Chairman of the Board of DAC Technologies Group International (the Company) effective 5/30/02. It has been my stated intention since being employed by the Company to begin residence in the state of Florida where my new home is located. I advised the Board of directors on April 30, 2002, that I had received various employment offers and planned to leave DAC sometime near the end of May 2002. I have been offered a senior position in the firearms industry which allows me the flexibility to work from home for a significant part of my time and I have decided to accept that offer.

In my new position in the firearms industry, I will continue to work for the best interest of the Company and use my best efforts to promote the Company and its products. I will be available to the Company, its employees and customers for any assistance desired in the future.

Yours truly,


/s/ JAMES R. PLEDGER
--------------------------------
James R. Pledger